EXHIBIT 10.13

June 4, 2001

HAND DELIVERED

Mr. David T. Jeanmougin
7315 Country Club Lane
West Chester, OH 45069

Dear Dave:

As we have discussed, your employment with Cintas Corporation ("Cintas") will end on Tuesday, July 31, 2001. Whether you accept or reject the Arrangement outlined below, you will be paid through July 31, 2001 unless you quit, become unable to work or engage in gross misconduct before then.

As you know, your participation in Cintas' group disability program cannot continue after your active employment ends. Your group medical and dental insurance coverage and your group life insurance will remain in effect at least through the end of July, 2001. Information concerning your COBRA rights to continue to participate in the Cintas group health and dental insurance program(s) and your conversion privilege under the group life insurance plan will be provided to you in separate documents that will be mailed to you.

Given Cintas' desire to assist you in making an orderly transition to retirement or employment elsewhere, Cintas offers you the following Arrangement:

1.	You cooperate with persons designated by Cintas in making an orderly transition on all matters for which you have been responsible, and prior to July 31, 2001, you turn over all Cintas' software, files, records and other Cintas property in your possession or under your control.

2.	You do not at any time make any derogatory statement or do anything injurious to Cintas and do not reveal any terms of this offered Arrangement to anyone except as permitted below.

3.	You countersign this letter and sign the General Release that accompanies this letter.

4.	You return to me before 5:00 p.m. on the 25th day, June, 2001, the fully-signed original of this letter with the attached General Release.

5.	You continue to keep strictly confidential, and not divulge or misuse, Cintas' trade secrets and confidential information.

6.	You continue to honor your obligations under your Cintas Employment Agreement and not have any business-related contact before August 1, 2003 with any Cintas customer or possible acquisition target with whom you had business-related contact during your employment with Cintas and also you not try before August 1, 2003 to encourage or to induce anyone employed by Cintas to leave employment with Cintas.

7.	You submit to Cintas a signed letter of resignation effective July 31, 2001.

8.	You cooperate in timely responding to all of Cintas’ reasonable requests that you use your best efforts to provide information, insights and advice to Cintas through April 30, 2002.

9.	If you comply with the terms set forth in numbered paragraphs 1 through 8 immediately above, Cintas will:

(a)	Pay Cintas' portion of the premiums to continue through April 30, 2002, your participation in Cintas' group health insurance program and also make the monthly COBRA payments to extend your participation in Cintas' group health insurance program, pursuant to COBRA, starting on May 1, 2002 and extending through October 31, 2003;

(b)	Pay the premiums to continue through April 30, 2002, your participation in Cintas' group life insurance program;

(c)	Pay to you your full regular salary, with such payments starting on August 1, 2001 and continuing through Tuesday, April 30, 2002, with each such payment subject to required withholdings and considered full payment for salary continuation, severance, unused vacation, allowances and other entitlements;

(d)	Have Cintas records reflect that you voluntarily resigned from employment effective July 31, 2001, and in the future, whenever Cintas receives an inquiry from a third party concerning your Cintas employment, Cintas will provide the following information: "David T. Jeanmougin worked with Cintas as a Vice President and Chief Financial Officer before being promoted to Senior Vice President, the position he held when he retired from Cintas on July 31, 2001;"

(e)	Forgive the $11,000 balance on your outstanding loan from Cintas;

(f)	Pay to you your bonus earned for the fiscal year ending May 31, 2001;

(g)	Accelerate the vesting of your stock options that otherwise would not vest until July 13, 2002 and July 19, 2002;

(h)	Pay to you a monthly automobile allowance for the lease payment, the maintenance costs and up to $150 in gasoline expenses through April 30, 2002;

(i)	Reimburse you monthly through April 30, 2002 for your country club dues in the same amount at which you currently are being reimbursed;

(j)	Permit you to relocate your business office from the Cintas headquarters to your residence in West Chester effective August 1, 2001; and

(k)	Not contest your claim for unemployment compensation benefits.

The Arrangement detailed above is contingent upon your refraining from making any derogatory statement about or doing anything injurious to Cintas; your accepting this offer by returning to me before 5:00 p.m. on the 25th day, June, 2001, the signed originals of this offer letter and the General Release; and your agreement not to discuss with anyone, other than your spouse and your personal legal, tax or financial advisor, the terms of this Agreement. In fact, we recommend that you consult your personal attorney before acting on this offer letter.

If you have any questions, please contact me without delay.

Sincerely,

CINTAS CORPORATION

Robert J. Kohlhepp
Chief Executive Officer

RJK/jkw